Exhibit 99.1
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Record Sales and Earnings in Q4 and Fiscal 2007;
Achieves $10 Billion in Sales and $1 Billion in Net Income for the Year
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Daylight Time on October 24 by calling (719) 325-4748 and entering passcode 1225804, or listen on the Web at: http://www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (October 24, 2007) — Air Products today reported record net income of $293 million, or diluted EPS of $1.31, for its fiscal 2007 fourth quarter versus $128 million and $0.57, respectively, for the fourth quarter of fiscal 2006.
For fiscal 2007, sales of $10,038 million were up 15 percent, net income of $1,036 million was up 43 percent, and EPS of $4.64 was up 46 percent over the prior year.
The results for the fourth quarter for both fiscal 2007 and 2006 contained a number of items.
Fiscal 2007 fourth quarter results included a loss for discontinued operations related to the pending sale of the company’s High Purity Process Chemicals business announced today, a gain on a polyurethane intermediates contract settlement, a tax benefit on the charitable donation and gain on sale of an investment, a charge for a supplemental pension plan, a charge for a global cost reduction plan, and a tax benefit from audit settlements and adjustments.
Fiscal 2006 fourth quarter results included a loss reported in discontinued operations related to the sale of the company’s amines business, a charge for a global cost reduction plan, and a charge for the cumulative effect of an accounting change.
The following discussion of fourth quarter and full year results in this release removes these items and is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.
For the fourth quarter, adjusted income from continuing operations was $262 million and adjusted diluted EPS from continuing operations was $1.17, reflecting a 26 percent increase over the prior year.
Record fourth quarter revenues of $2,603 million were up 12 percent from the prior year on higher pricing and volumes in the Merchant Gases segment, and higher volumes in the Tonnage Gases and Electronics and Performance Materials segments. Operating income of $371 million was up 22 percent.
For fiscal 2007, sales of $10,038 million were up 15 percent and income of $976 million was up 23 percent over the prior year due to higher volumes broadly across the Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Energy and Equipment segments.

Operating income of $1,390 million increased 23 percent. Diluted EPS of $4.37 was up 25 percent.
John McGlade, president and chief executive officer, said, “We had strong operating performance in our fiscal 2007 fourth quarter, closing out our fourth consecutive year of double-digit sales and earnings growth. Most importantly, we significantly improved our return on capital, reaching our goal of 12.5 percent ORONA and hitting the milestone of $10 billion in sales and $1 billion in net income. Our employees’ focus on becoming a higher growth, higher return company delivered these outstanding results.”
Fourth Quarter Segment Performance
•	Merchant Gases sales of $855 million were up 18 percent and operating income of $155 million increased 20 percent over the prior year on improved pricing in all geographies and continued volume growth, particularly in Asia. Operating income in the prior year included hurricane insurance recoveries.

•	Tonnage Gases sales of $690 million were up 12 percent and operating income of $105 million increased one percent over the prior year on higher volumes from refinery hydrogen investments and improved plant loadings, partially offset by higher maintenance costs and prior year hurricane insurance recoveries.

•	Electronics and Performance Materials sales of $523 million were up five percent and operating income of $61 million was up two percent over the prior year on improved volumes. Electronics sales were driven by higher specialty materials volumes, while Performance Materials sales increased from volume growth across most product lines.

•	Equipment and Energy sales of $124 million were down four percent and operating income of $18 million decreased nine percent over the prior year, reflecting the expected lower liquefied natural gas heat exchanger activity from prior peak periods.

•	Healthcare sales of $160 million were up seven percent and operating income of $9 million increased over the prior year on volume growth and lower costs in Europe and a prior year inventory adjustment.

•	Chemicals sales of $252 million were up 13 percent and operating income of $29 million increased 96 percent on higher polymers and polyurethane intermediates volumes.
Outlook
Looking forward, McGlade said, “We are targeting our fifth consecutive year of double-digit earnings growth in fiscal 2008 based on a strong project workload around the world and continued growth in global manufacturing. We are positioned in the right markets and geographies to deliver above-average growth into the future.
“We are also maintaining our commitment to improve returns. This year, we will work to expand our margins and continue to reduce costs across all of our businesses, with the goal of driving a 100 basis point margin improvement in fiscal 2008 and a 300 basis point increase over the next three years.”

The company currently anticipates fiscal year 2008 EPS in the range of $4.80 to $5.00 per share, representing year-over-year earnings growth on a continuing operations basis of 10 to 14 percent. For the first quarter of fiscal 2008 ending December 31, 2007, EPS is expected to be between $1.08 and $1.13.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this presentation regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, overall economic and business conditions different than those currently anticipated; future financial and operating performance of major customers and industries served by Air Products; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of new or changed tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

This press release contains non-GAAP measures which adjust results to exclude the effect of several items which are detailed in the footnotes to the financial statements. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below is a reconciliation of reported GAAP results to non-GAAP measures.

	Q4			YTD
		Continuing			Continuing
CONSOLIDATED RESULTS		Operations			Operations
	Operating		Diluted	Operating		Diluted
	Income	Income	EPS	Income	Income	EPS

2007 GAAP	$389.1	$301.7	$1.35	$1,407.7	$1,042.7	$4.67
2006 GAAP	231.3	162.6	.72	1,055.6	745.1	3.28

% Change GAAP	68%	86%	88%	33%	40%	42%

2007 GAAP	$389.1	$301.7	$1.35	$1,407.7	$1,042.7	$4.67
Gain on contract settlement	(36.8)	(23.6)	(.11)	(36.8)	(23.6)	(.11)
Global cost reduction plan	13.7	8.8	.04	13.7	8.8	.04
Pension settlement	10.3	6.4	.03	10.3	6.4	.03
Donation/sale of cost investment	(5.0)	(19.8)	(.09)	(5.0)	(19.8)	(.09)
Tax audit settlements/adjustments	—	(11.3)	(.05)	—	(38.8)	(.17)

2007 Non-GAAP Measure	$371.3	$262.2	$1.17	$1,389.9	$975.7	$4.37

2006 GAAP	$231.3	$162.6	$.72	$1,055.6	$745.1	$3.28
Global cost reduction plan	72.1	46.8	.21	72.1	46.8	.21

2006 Non-GAAP Measure	$303.4	$209.4	$.93	$1,127.7	$791.9	$3.49

% Change Non-GAAP	22%	25%	26%	23%	23%	25%

2008 Forecast						$4.80-5.00
2007 GAAP						$4.67

% Change GAAP						3%-7%

2008 Forecast						$4.80-5.00
2007 Non-GAAP Measure						$4.37

% Change Non-GAAP						10%-14%

MERCHANT GASES

2007 GAAP	$159.5
2006 GAAP	128.3

% Change GAAP	24%

2007 GAAP	$159.5
Donation/sale of cost investment	(5.0)

2007 Non-GAAP Measure	$154.5

% Change Non-GAAP	20%

CHEMICALS

2007 GAAP	$65.8
2006 GAAP	14.8

% Change GAAP	345%

2007 GAAP	$65.8
Gain on contract settlement	(36.8)

2007 Non-GAAP Measure	$29.0

% Change Non-GAAP	96%

ORONA is calculated as Operating Income divided by five-quarter average of Identifiable Assets (i.e., total assets less investments in equity affiliates). Presented below is a reconciliation of GAAP to Non-GAAP ORONA calculations.

YTD
ORONA
2007

Five-quarter average identifiable assets from continuing operations	$11,084.3
Operating Income GAAP	1,407.7

ORONA GAAP	12.7%

Five-quarter average identifiable assets from continuing operations	$11,084.3
Operating Income Non-GAAP (per above)	1,389.9

ORONA Non-GAAP	12.5%

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2007	2006	2007	2006

SALES	$2,603.2	$2,334.5	$10,037.8	$8,752.8
Cost of sales	1,903.9	1,733.5	7,361.6	6,472.4
Selling and administrative	302.8	276.6	1,180.6	1,075.0
Research and development	34.6	37.2	140.2	151.4
Customer contract settlement	(36.8)	—	(36.8)	—
Global cost reduction plan	13.7	72.1	13.7	72.1
Pension settlement	10.3	—	10.3	—
Gain on sale of a chemical facility	—	—	—	(70.4)
Impairment of loans receivable	—	—	—	65.8
Other (income) expense, net	(14.4)	(16.2)	(39.5)	(69.1)

OPERATING INCOME	389.1	231.3	1,407.7	1,055.6
Equity affiliates’ income	33.8	29.7	131.8	107.7
Interest expense	42.1	38.3	163.2	119.3

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	380.8	222.7	1,376.3	1,044.0
AND MINORITY INTEREST
Income tax provision	70.3	53.0	301.2	269.1
Minority interest in earnings of subsidiary companies	8.8	7.1	32.4	29.8

INCOME FROM CONTINUING OPERATIONS	301.7	162.6	1,042.7	745.1
(LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(8.9)	(28.0)	(7.1)	(15.5)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	292.8	134.6	1,035.6	729.6
Cumulative effect of accounting change, net of tax	—	(6.2)	—	(6.2)

NET INCOME	$292.8	$128.4	$1,035.6	$723.4

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.40	$.74	$4.82	$3.36
(Loss) from discontinued operations	(.04)	(.12)	(.03)	(.07)
Cumulative effect of accounting change	—	(.03)	—	(.03)

Net Income	$1.36	$.59	$4.79	$3.26

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.35	$.72	$4.67	$3.28
(Loss) from discontinued operations	(.04)	(.12)	(.03)	(.07)
Cumulative effect of accounting change	—	(.03)	—	(.03)

Net Income	$1.31	$.57	$4.64	$3.18

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	215.6	219.0	216.2	221.7

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	223.1	225.0	223.2	227.5

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.38	$.34	$1.48	$1.34

Other Data from Continuing Operations:
Capital Expenditures	$292.9	$223.3	$1,560.7	$1,410.0
Depreciation and Amortization	204.1	201.8	814.0	756.9

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions of dollars)

	30 September	30 September
	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash items	$42.3	$35.2
Trade receivables, less allowances for doubtful accounts	1,657.0	1,549.8
Inventories and contracts in progress	776.3	683.9
Prepaid expenses	109.5	55.0
Other receivables and current assets	244.8	256.5
Current assets of discontinued operations	28.5	32.2

TOTAL CURRENT ASSETS	2,858.4	2,612.6

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	855.4	728.3
PLANT AND EQUIPMENT, at cost	15,088.3	13,520.4
Less accumulated depreciation	8,318.3	7,408.7

PLANT AND EQUIPMENT, net	6,770.0	6,111.7

GOODWILL	1,229.6	983.9
INTANGIBLE ASSETS, net	276.2	113.0
OTHER NONCURRENT ASSETS	639.5	574.6
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	39.8	56.6

TOTAL ASSETS	$12,668.9	$11,180.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,604.3	$1,647.5
Accrued income taxes	111.8	98.7
Short-term borrowings and current portion of long-term debt	700.7	569.6
Current liabilities of discontinued operations	6.9	7.6

TOTAL CURRENT LIABILITIES	2,423.7	2,323.4

LONG-TERM DEBT	2,976.5	2,280.2
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	874.9	642.0
DEFERRED INCOME TAXES	712.5	833.1

TOTAL LIABILITIES	6,987.6	6,078.7

MINORITY INTEREST IN SUBSIDIARY COMPANIES	177.3	178.0

TOTAL SHAREHOLDERS’ EQUITY	5,504.0	4,924.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,668.9	$11,180.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Millions of dollars)

	Twelve Months Ended
	30 September
	2007	2006

OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net Income	$1,035.6	$723.4
Loss from discontinued operations, net of tax	7.1	15.5
Cumulative effect of accounting change, net of tax	—	6.2

Income from Continuing Operations	1,042.7	745.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	814.0	756.9
Deferred income taxes	10.8	7.8
Undistributed earnings of unconsolidated affiliates	(75.9)	(39.1)
Gain on sale of assets and investments	(27.5)	(9.2)
Gain on a sale of a chemical facility	—	(70.4)
Impairment of loan receivable	—	65.8
Share-based compensation	69.4	74.6
Noncurrent capital lease receivables	(70.8)	(126.7)
Other	31.3	71.2
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(22.2)	(94.8)
Inventories	(.3)	(41.6)
Contracts in progress	(61.3)	(63.0)
Prepaid expenses	(52.2)	(12.5)
Payables and accrued liabilities	(218.2)	103.3
Other	(3.7)	(53.9)

CASH PROVIDED BY OPERATING ACTIVITIES (a)	1,436.1	1,313.5

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to plant and equipment (b)	(1,020.2)	(1,259.2)
Acquisitions, less cash acquired	(539.1)	(127.0)
Investment in and advances to unconsolidated affiliates	(.2)	(22.5)
Proceeds from sale of assets and investments	97.1	214.7
Proceeds from insurance settlements	14.9	52.3
Other	4.4	(5.2)

CASH USED FOR INVESTING ACTIVITIES	(1,443.1)	(1,146.9)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS Long-term debt proceeds	857.1	292.5
Payments on long-term debt	(431.2)	(158.6)
Net increase in commercial paper and short-term borrowings	185.9	104.8
Dividends paid to shareholders	(312.0)	(293.6)
Purchase of Treasury Stock	(575.2)	(482.3)
Proceeds from stock option exercises	202.8	102.9
Excess tax benefit from share-based compensation/other	57.7	17.9

CASH USED FOR FINANCING ACTIVITIES	(14.9)	(416.4)

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)
(Millions of dollars)

	Twelve Months Ended
	30 September
	2007	2006

DISCONTINUED OPERATIONS
Cash provided by operating activities	26.9	32.7
Cash (used for) provided by investing activities	(5.5)	200.2
Cash used for financing activities	—	(6.2)

CASH PROVIDED BY DISCONTINUED OPERATIONS	21.4	226.7

Effect of Exchange Rate Changes on Cash	7.6	2.5

Increase (decrease) in Cash and Cash Items	7.1	(20.6)
Cash and Cash Items — Beginning of Year	35.2	55.8

Cash and Cash Items — End of Period	$42.3	$35.2

(a)	Pension plan contributions in 2007 and 2006 were $290.0 and $119.9, respectively.

(b)	Excludes capital lease additions of $1.2 and $1.3 in 2007 and 2006, respectively. Includes $297.2 for the repurchase of cryogenic vessel equipment in 2006.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. NEW ACCOUNTING STANDARD
Effective 30 September 2007, the Company adopted the requirement to recognize the funded status of benefit plans in the balance sheet per Statement of Financial Accounting Standards No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R.” The impact of recognizing the funded status in the Company’s financial statements as of 30 September 2007 was to increase other noncurrent liabilities by $372.3, decrease other noncurrent assets by $130.3, decrease deferred income taxes by $169.6, and decrease accumulated other comprehensive income (equity) by $333.0.
2. CUSTOMER CONTRACT SETTLEMENT
By agreement dated 1 June 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated and certain other agreements between the companies were amended. Selected amendments to the agreements were subject to the approval of the customer’s Board of Directors, which approval was obtained on 12 July 2007. As a result, the Company recognized a before-tax gain of $36.8 ($23.6 after-tax, or $.11 per share) in the fourth quarter of 2007.
3. GLOBAL COST REDUCTION PLAN
The results from continuing operations for the three and twelve months ended 30 September 2007 included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. Approximately one-half of the position eliminations relate to the continuation of European initiatives to streamline certain activities. The remaining position eliminations relate to the continued cost reduction and productivity efforts of the Company. This year’s charge included $6.5 for severance and pension related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments.
The results from continuing operations for the three and twelve months ended 30 September 2006 included a charge of $72.1 ($46.8 after-tax, or $.21 per share) for the global cost reduction plan. This charge included $60.6 for severance and pension related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures. As of 30 September 2007, the majority of the planned actions associated with the 2006 charge were completed with the exception of a small number of position eliminations and/or associated benefit payments. These actions are expected to be completed in the first quarter of fiscal 2008. Details of the charge taken in 2006 are provided below.
Several cost reduction initiatives in Europe resulted in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The Company reorganized and streamlined certain organizations/activities in Europe to focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, which occurred in the first quarter of 2007, a charge of $1.4 was recognized to write down the assets to net realizable value.
The Company completed a strategy review of its Electronics business in 2006 and decided to rationalize some products and assets reflecting a simpler portfolio. A charge of $10.1 was recognized principally for an asset disposal and the write-down of certain investments/assets. Additionally, a charge of $3.8 was recognized for severance and pension related costs.
In addition to the Europe and Electronics initiatives, the Company implemented cost reduction and productivity related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.

4. PENSION SETTLEMENT
A number of senior managers and others have retired in fiscal year 2007. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement or six months after the participant’s retirement date. If payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year a settlement loss is triggered under pension accounting rules. However, a settlement loss may not be recognized until the time the pension benefit obligation is settled. The total settlement loss anticipated for these 2007 retirements is expected to be approximately $30 to $35. The Company recognized $10.3 of this charge in the fourth quarter of 2007 based on cash payments made, with the remaining balance to be recognized in fiscal year 2008. The actual amount of the settlement loss will be based upon current pension assumptions (e.g. discount rate) at the time of the cash payments of the liabilities.
5. DONATION/SALE OF COST INVESTMENT
The Company has a cost-basis investment in a publicly traded foreign company which has been classified as an available-for-sale investment, with holding gains and losses recorded to other comprehensive income, net of income tax. On 19 September 2007, the Company donated 65% of its investment to a tax-exempt charitable organization and sold 15% of its investment for cash. The Company will deduct the fair value of the donation in its fiscal 2007 income tax returns. As a result of the donation, the Company recognized a tax benefit of $18.3 in the fourth quarter of 2007 and a pre-tax expense of $4.7 for the carrying value of the investment. As a result of the sale, the Company recognized a pre-tax gain of $9.7. In combination, the donation and sale had a favorable net impact of $5.0 on operating income, $19.8 on net income, and $.09 on earnings per share.
6. INCOME TAX AUDIT SETTLEMENTS & ADJUSTMENTS
In the fourth quarter of 2007, the Company recorded a tax benefit of $11.3 ($.05 per share) primarily from tax audit settlements and adjustments and related interest income. In June 2007, the Company settled tax audits through fiscal year 2004 with the Internal Revenue Service. This audit settlement resulted in a tax benefit of $27.5 ($.12 per share) in the third quarter of 2007. For the twelve months ended 30 September 2007, tax audit settlements and adjustments and related interest income totaled $38.8 ($.17 per share).
7. ACQUISITION
On 30 April 2007, the Company acquired 98.1% of the Polish industrial gas business of BOC Gazy Sp z o.o from The Linde Group. During the fourth quarter of 2007, the Company increased its ownership percentage to 99.9%. The total acquisition cost, less cash acquired, was 380 million Euros or $518.4. The results of operations for BOC Gazy were included in the Company’s consolidated income statement after the acquisition date. The purchase price allocation, including the recognition of deferred taxes, is substantially complete with assigned values for plant and equipment equal to $180.6, identified intangibles of $167.2, and goodwill of $186.4.
With this acquisition, the Company has obtained a significant market position in Central Europe’s industrial gases market. The BOC Gazy business had fiscal year 2006 sales of approximately 126 million Euros. The business has approximately 750 employees, five major industrial gas plants, and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel and base metals, among others.
8. DISCONTINUED OPERATIONS
The High Purity Process Chemicals (HPPC) business and the Amines business have been accounted for as discontinued operations. The results of operations and cash flows of these businesses have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.

HPPC Business
In September 2007, the Company’s Board of Directors approved the sale of its HPPC business which had been reported as part of the Electronics and Performance Materials operating segment. The Company’s HPPC product line consists of the development, manufacture and supply of high purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. In October 2007, the Company executed an agreement of sale with a buyer. The sale is scheduled to close on 31 December 2007 and will include manufacturing facilities in the United States and Europe.
In the fourth quarter of 2007, this business generated sales of $20.9 and income, net of tax, of $.4. For the twelve months ended 30 September 2007, this business generated sales of $87.2 and income, net of tax, of $2.2. In addition, the Company wrote-down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($9.3 after-tax, or $.04 per share).
Amines Business
On 29 September 2006, the Company sold its Amines business to Taminco N.V. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The Company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the Company retained. In addition, 2006 fourth quarter results also included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination. The Amines business produced methylamines and higher amines products used globally in household, industrial, and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities located in Pace, Florida; St. Gabriel, Louisiana; and Camacari, Brazil.
9. SHARE REPURCHASE PROGRAM
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. This action was in addition to an existing $1,500 share repurchase program which was announced in March 2006. During 2006, the Company purchased 7.7 million of its outstanding shares at a cost of $496.1. During 2007, the Company purchased an additional 7.3 million of its outstanding shares at a cost of $567.3. The Company expects to complete the remaining $436.6 of the original $1,500 program in fiscal year 2008. The recently announced program for an additional $1,000 will be completed at the Company’s discretion while maintaining sufficient funds for investing in its businesses and growth opportunities.
10. ASSET RETIREMENT OBLIGATIONS
The Company adopted Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN No. 47) effective 30 September 2006 and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. On 30 September 2006, the Company recognized the transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation.
11. INVENTORY ADJUSTMENT
The Company recorded a charge of $17.3 in the fourth quarter of 2006 to adjust its North American Healthcare inventories to actual based on physical inventory counts.
12. GAIN ON SALE OF A CHEMICAL FACILITY
On 31 March 2006, as part of its announced restructuring of its Polyurethane Intermediates business, the Company sold its dinitrotoluene (DNT) production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Company’s industrial gas facilities at this same location were not included in this transaction and continue to produce and supply hydrogen, carbon monoxide, and syngas to customers.

13. IMPAIRMENT OF LOANS RECEIVABLE
In the second quarter of 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the Company, the Company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the Company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the Company would not be able to collect any amounts due. These events included the Company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the Company’s intent not to enter into further standstill agreements.
14. PURCHASE OF CRYOGENIC VESSEL EQUIPMENT
On 31 March 2006, the Company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The Company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7, which was included in other noncurrent liabilities. In March 2006, the Company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
15. HURRICANES
In the fourth quarter of 2005, the Company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005. Operating income for the three and twelve months ended 30 September 2006 included a net gain of $15.4 and $51.7, respectively, related to insurance recoveries net of property damage and other expenses incurred. During the three and twelve months ended 30 September 2006, the Company collected insurance proceeds of $18.0 and $67.0, respectively. The Company estimated the impact of business interruption at $(.9) and $(36.7) for the three and twelve months ended 30 September 2006, respectively.
A table summarizing the estimated impact of the Hurricanes for the three and twelve months ended 30 September 2006 is provided below:

	Three Months Ended	Twelve Months Ended
	30 September 2006	30 September 2006

Insurance Recoveries Recognized	$19.1	$73.3
Property Damage/Other Expenses	(3.7)	(21.6)

	$15.4	$51.7
Estimated Business Interruption	(.9)	(36.7)

Total Estimated Impact	$14.5	$15.0

The Company closed-out its insurance claim related to the Hurricanes by the end of fiscal 2006. In the first quarter of 2007, the Company collected $19.1 of insurance proceeds. Operating income for the three and twelve months ended 30 September 2007 was not impacted except for higher depreciation expense of $1.4 and $5.7, respectively.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)
(Millions of dollars)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2007	2006	2007	2006

Revenues from external customers
Merchant Gases	$854.8	$722.0	$3,196.4	$2,712.8
Tonnage Gases	690.1	613.6	2,596.3	2,224.1
Electronics and Performance Materials	522.5	497.2	2,068.7	1,801.0
Equipment and Energy	124.2	129.6	585.9	536.5
Healthcare	160.1	149.9	631.6	570.8
Chemicals	251.5	222.2	958.9	907.6

Segment and Consolidated Totals	$2,603.2	$2,334.5	$10,037.8	$8,752.8

Operating income
Merchant Gases	$159.5	$128.3	$587.3	$470.0
Tonnage Gases	104.9	104.0	385.3	341.3
Electronics and Performance Materials	60.8	59.5	229.2	190.0
Equipment and Energy	17.8	19.6	76.8	68.9
Healthcare	8.8	(16.5)	33.7	8.4
Chemicals	65.8	14.8	129.0	64.0

Segment Totals	417.6	309.7	1,441.3	1,142.6
Other	(4.5)	(6.3)	(9.6)	(14.9)
Global cost reduction plan	(13.7)	(72.1)	(13.7)	(72.1)
Pension settlement	(10.3)	—	(10.3)	—

Consolidated Totals	$389.1	$231.3	$1,407.7	$1,055.6

Equity affiliates’ income
Merchant Gases	$26.9	$21.6	$97.8	$82.4
Chemicals	3.8	5.2	17.4	16.0
Other Segments	3.1	2.9	16.6	9.3

Segment and Consolidated Totals	$33.8	$29.7	$131.8	$107.7

(Millions of dollars)

	30 September	30 September
	2007	2006

Identifiable assets (a)
Merchant Gases	$3,993.9	$3,283.2
Tonnage Gases	3,120.9	2,803.0
Electronics and Performance Materials	2,435.3	2,245.7
Equipment and Energy	362.6	304.4
Healthcare	918.9	856.5
Chemicals	545.4	579.8

Segment Totals	11,377.0	10,072.6
Other	368.2	291.0
Discontinued operations	68.3	88.8

Consolidated Totals	$11,813.5	$10,452.4

(a) Identifiable assets are equal to total assets less investments in and advances to equity affiliates.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
Investor Inquiries:
Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.